Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES FIRST QUARTER

FISCAL 2026 RESULTS

Strong Results in Both Segments Grew Total Revenue by 8%

August 5, 2025, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the first quarter of fiscal 2026 ended June 30, 2025.

Recent Highlights:

•	Revenue of $37.2 million, increased 5% organically, or 8% including acquisitions year-over-year

o	Music Publishing Revenue rose 4% year-over-year

o	Recorded Music Revenue increased by 8% year-over-year

•	Operating Income of $5.4 million, increased by 10% year-over-year

•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $12.8 million, an increase of 12% year-over-year

•	Net Loss of ($0.6) million, or ($0.01) per share, compared to a net loss of ($0.5) million, or ($0.01) per share

•	Adjusted EBITDA of $13.9 million, up 10% year-over-year

•	Invested in London-based immersive entertainment company Lightroom, also providing access to Reservoir’s catalog for new IP-driven experiences

•	Struck a deal with independent tastemaker record label Fool’s Gold Records to acquire the master rights of five of the label’s artists and exclusively market and distribute all other recordings including future releases

•	Extended publishing deals with music icon Joni Mitchell and Grammy award-winning songwriter and producer Khris Riddick-Tynes

•	Welcomed writer-producers Oscar Linnander and Jayme Silverstein to the roster

Management Commentary:

“We achieved healthy top-line growth in the first fiscal quarter, while continuing to manage our costs to generate a 10% year-over-year improvement in our adjusted EBITDA,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media. “Reservoir remains focused on identifying opportunities for both capital deployment and value enhancement, as evidenced by our acquisition of independent tastemaker label Fool’s Gold, and recently announced investment in immersive entertainment company Lightroom. As we enter the second fiscal quarter, we are building on strong momentum and are well-positioned to continue focusing on organic growth opportunities for our catalog of high-quality music, while remaining a trusted partner to our growing roster of creators.”

First Quarter Fiscal 2026 Financial Results

Summary Financials	Q1 FY26	Q1 FY25	Change
Total Revenue	$37.2	$34.3	8%
Music Publishing Revenue	$24.9	$24.0	4%
Recorded Music Revenue	$10.4	$9.6	8%
Operating Income	$5.4	$5.0	10%
OIBDA	$12.8	$11.3	12%
Net Loss	$(0.6)	$(0.5)	42%
Adjusted EBITDA	$13.9	$12.6	10%
(Table Notes: $ in millions; Quarters ended June 30th; Unaudited)

Total revenue in the first quarter of fiscal 2026 increased 8% to $37.2 million, compared to $34.3 million in the first quarter of fiscal 2025. This increase was driven by a 4% increase in Music Publishing revenue, alongside an 8% increase in Recorded Music revenue that was largely attributable to strong synchronization licensing in the Music Publishing segment and continued growth of digital revenue within the Recorded Music segment.

Operating income in the first quarter of fiscal 2026 was $5.4 million compared to operating income of $5.0 million in the first quarter of fiscal 2025. OIBDA in the first quarter of fiscal 2026 increased 10% to $12.8 million, compared to $11.3 million in the prior year’s quarter. Adjusted EBITDA in the first quarter of fiscal 2026 increased 10% to $13.9 million, compared to $12.6 million last year, primarily as a result of an increase of total revenue and improving margins. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net loss, respectively.

Net loss in the first quarter of fiscal 2026 was ($0.6) million, or ($0.01) per share, compared to net loss of ($0.5) million, or ($0.01) per share, in the year-ago quarter. The increase in net loss was primarily driven by higher interest expense and losses on fair value swaps, partially offset by gains in foreign exchange and an increase in operating income.

First Quarter Fiscal 2026 Segment Review

Music Publishing	Q1 FY26	Q1 FY25	Change
Revenue by Type
Digital	$14.3	$14.6	(2)%
Performance	$4.8	$5.1	(7)%
Synchronization	$4.2	$2.8	48%
Mechanical	$0.6	$0.7	(7)%
Other	$1.1	$0.8	42%
Total Revenue	$24.9	$24.0	4%
OIBDA	$7.6	$6.8	12%
(Table Notes: $ in millions; Quarters ended June 30th; Unaudited)

Music Publishing Revenue in the first quarter of fiscal 2026 was $24.9 million, an increase of 4% compared to $24.0 million in last year’s first quarter. The increase was mainly driven by a significant upswing in Synchronization revenue and Other revenue attributed to stage rights. This rise was partially offset by declines in both performance and digital revenue.

In the first quarter of fiscal 2026, Music Publishing OIBDA increased 12% to $7.6 million, compared to $6.8 million in the first quarter of fiscal 2025. Music Publishing OIBDA margin in the first quarter increased from 28% to 30%. The increases in Music Publishing OIBDA and OIBDA Margin embody stronger revenue performance alongside margin expansion.

Recorded Music	Q1 FY26	Q1 FY25	Change
Revenue by Type
Digital	$8.0	$6.6	23%
Physical	$1.1	$1.4	(21)%
Neighboring Rights	$1.1	$1.1	(3)%
Synchronization	$0.3	$0.6	(57)%
Total Revenue	$10.4	$9.6	8%
OIBDA	$4.9	$4.5	9%
(Table Notes: $ in millions; Quarters ended June 30th; Unaudited)

Recorded Music Revenue in the first quarter of fiscal 2026 was $10.4 million, an increase of 8% compared to $9.6 million in last year’s first quarter. The increase was driven by digital revenue with the continued expansion of music streaming services, as well as the acquisition of additional catalogs. These gains were partially offset by a decline in synchronization revenue, driven by the timing of licenses, and a reduction in physical revenue.

In the first quarter of fiscal 2026, Recorded Music OIBDA increased 9%, to $4.9 million, compared to $4.5 million in the first quarter of fiscal 2025. Recorded Music OIBDA margin in the first quarter remains unchanged at 46%.

Balance Sheet and Liquidity

For the three months ended June 30, 2025, cash provided by operating activities was $6.0 million, a decrease of $2.5 million compared to the same period last year, primarily due to the timing of royalty payments.

As of June 30, 2025, Reservoir had cash and cash equivalents of $14.8 million and $158.2 million available for borrowing under its revolving credit facility, for total available liquidity of $173.0 million. Total debt was $387.4 million (net of $4.5 million of deferred financing costs) and Net Debt was $372.5 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $21.4 million and $58.2 million available for borrowing under its revolving credit facility, for total available liquidity of $79.6 million as of March 31, 2025. Total debt was $388.1 million (net of $3.7 million of deferred financing costs) and Net Debt was $366.7 million as of March 31, 2025.

Fiscal Year 2026 Outlook

Reservoir maintains its previously provided financial outlook range for fiscal year 2026, and expects the financial results for the year ending March 31, 2026, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$164M - $169M	5%
Adjusted EBITDA	$68M - $72M	6%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, stated, “The first fiscal quarter was hallmarked by our top-line growth, prudent cost containment, and our continued track record of value-additive acquisitions and retaining our talented roster of creators. We are squarely on the path to achieving our previously issued revenue and adjusted EBITDA guidance for fiscal year 2026.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the first quarter for fiscal year ending March 31, 2026 at 10:00 a.m. EDT today, August 5, 2025. The conference call can be accessed via webcast in the Investor Relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, Abu Dhabi, and Mumbai. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir represents copyrights and master recordings including titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard's Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide's The A&R Awards and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions. Forward-looking statements in this press release relate to, among other things: Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2025 and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three Months Ended June 30, 2025 versus June 30, 2024

(Unaudited)

(Expressed in U.S. dollars)

	Three Months Ended June 30,
	2025	2024	% Change

Revenues	$37,164,293	$34,316,843	8%
Costs and expenses:
Cost of revenue	13,192,715	13,281,116	(1)%
Amortization and depreciation	7,313,737	6,384,757	15%
Administration expenses	11,211,147	9,689,437	16%
Total costs and expenses	31,717,599	29,355,310	8%

Operating income	5,446,694	4,961,533	10%

Interest expense	(6,295,958)	(5,059,398)
Gain (loss) on foreign exchange	1,095,414	(59,463)
Loss on fair value of swaps	(997,165)	(490,295)
Other income (expense), net	(163,776)	(99,522)
Loss before income taxes	(914,791)	(747,145)
Income tax benefit	(271,066)	(293,968)
Net loss	(643,725)	(453,177)
Net loss attributable to noncontrolling interests	88,066	106,522
Net loss attributable to Reservoir Media, Inc.	$(555,659)	$(346,655)

Loss per common share:
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding:
Basic	65,369,891	64,970,693
Diluted	65,369,891	64,970,693

Reservoir Media, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2025 versus March 31, 2025

(Unaudited)

(Expressed in U.S. dollars)

	June 30, 2025	March 31, 2025

Assets
Current assets
Cash and cash equivalents	$14,857,144	$21,386,140
Accounts receivable	34,674,579	37,848,611
Current portion of royalty advances	14,983,380	15,182,463
Other current assets	4,956,968	4,867,081
Total current assets	69,472,071	79,284,295

Intangible assets, net	721,795,939	719,673,219
Equity method and other investments	2,622,560	1,100,000
Royalty advances, net of current portion and reserves	54,444,388	55,508,155
Property and equipment, net	388,681	406,784
Operating lease right of use assets, net	5,677,243	5,949,418
Fair value of swap assets	1,087,832	1,828,303
Other assets	1,487,469	1,376,836
Total assets	$856,976,183	$865,127,010

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$3,758,677	$5,394,755
Royalties payable	42,089,753	47,210,727
Accrued payroll	541,529	2,588,758
Deferred revenue	2,740,224	1,885,462
Other current liabilities	3,891,791	7,954,208
Income taxes payable	680,682	803,342
Total current liabilities	53,702,656	65,837,252

Secured line of credit	387,367,065	388,134,754
Deferred income taxes	39,149,703	38,228,099
Operating lease liabilities, net of current portion	5,491,313	5,723,930
Fair value of swap liability	666,701	410,008
Other liabilities	490,244	593,185
Total liabilities	486,867,682	498,927,228

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,550	6,524
Additional paid-in capital	344,646,039	344,145,789
Retained earnings	22,591,911	23,147,570
Accumulated other comprehensive loss	1,630,061	(2,422,107)
Total Reservoir Media, Inc. shareholders' equity	368,874,561	364,877,776
Noncontrolling interest	1,233,940	1,322,006
Total shareholders' equity	370,108,501	366,199,782
Total liabilities and shareholders' equity	$856,976,183	$865,127,010

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three Months Ended June 30, 2025 versus June 30, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2025	2024
Revenues	$37,164	$34,317
Cost of revenue	13,193	13,281
Administration expenses	11,211	9,689
OIBDA	12,760	11,346
Amortization and depreciation	7,314	6,385
Operating income	$5,447	$4,962

Reservoir Media, Inc. and Subsidiaries

Music Publishing Segment OIBDA

Three Months Ended June 30, 2025 versus June 30, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2025	2024
Revenues	$24,933	$24,000
Cost of revenue	10,437	10,635
Administration expenses	6,933	6,581
OIBDA	$7,564	$6,784

Reservoir Media, Inc. and Subsidiaries

Recorded Music Segment OIBDA

Three Months Ended June 30, 2025 versus June 30, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2025	2024
Revenues	$10,444	$9,631
Cost of revenue	2,756	2,646
Administration expenses	2,834	2,534
OIBDA	$4,854	$4,451

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Loss to Adjusted EBITDA

Three Months Ended June 30, 2025 versus June 30, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended June 30,
	2025	2024
Net Loss	$(644)	$(453)
Income Tax Benefit	(271)	(294)
Interest Expense	6,296	5,059
Amortization and Depreciation	7,314	6,385
EBITDA	12,695	10,697
(Gain) loss on Foreign Exchange(a)	(1,095)	59
Loss on Fair Value of Swaps(b)	997	490
Non-cash Share-based Compensation(c)	1,134	1,274
Other (Income) Expense, Net(d)	164	100
Adjusted EBITDA	$13,895	$12,620

(a)	Reflects the (gain) or loss on foreign exchange fluctuations.

(b)	Reflects the non-cash loss on the mark-to-market of interest rate swaps.

(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.

(d)	Reflects Reservoir’s share of losses recorded by equity method investments.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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